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                            INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT (this "AGREEMENT") dated as of June 4, 1999 is by and among QUIDEL CORPORATION, a Delaware corporation ("PARENT"), METRA BIOSYSTEMS, INC., a California corporation, ("COMPANY"), and MBS ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Parent ("PURCHASER").

         WHEREAS, Parent, Company and Purchaser have entered into that certain Agreement and Plan of Merger dated as of June 4, 1999 (the "MERGER AGREEMENT"), pursuant to which (i) Parent shall cause Purchaser to make and Purchaser shall make a tender offer (the "OFFER") to purchase for cash any and all of the issued and outstanding shares of Company common stock (including the Company Rights (as defined in the Merger Agreement) attached thereto, the "SHARES") and (ii) Purchaser will thereafter be merged with and into Company (the "MERGER"), with Company remaining as the surviving corporation;

         WHEREAS, SECTION 3.4 of the Merger Agreement provides that as of the date Purchaser accepts for payment and pays for Shares in the Offer, Company will have a cash balance in an account at Bank of America;

         WHEREAS, the funds which are to compose the BofA Cash are currently in the form of Cash Balances (as defined in the Merger Agreement) and by liquidating such Cash Balances and transferring the proceeds thereof to Bank of America, Company shall incur certain bank charges, prepayment penalties and Opportunity Costs (defined below) (collectively, the "Conversion Costs"); and

         WHEREAS, Parent and Purchaser desire to indemnify Company for all Conversion Costs in the event that Parent and Purchaser terminate the Offer for any reason other than those reasons set forth in SECTIONS 7.1(d)(i), (ii),
(iii), (iv) and (vi) of the Merger Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants herein contained and intending to be legally bound hereby, Company, Parent, and Purchaser hereby agree as follows:

         1. LIQUIDATION AND TRANSFER. Company shall liquidate such Cash Balances on or before such date (the "Transfer Date") and in such amounts as are necessary to enable it to satisfy its obligations pursuant to the Merger Agreement.

         2.  INDEMNIFICATION.

         (a) In the event Parent and Purchaser terminate the Merger Agreement after the Transfer Date and abandon the Offer for any reason other than those reasons set forth in SECTIONS 7.1(d)(i), (ii), (iii), (iv) and (vi) of the Merger Agreement, Parent and Purchaser shall indemnify and hold Company harmless from and against all Conversion Costs required to be incurred by Company in order to comply with its covenant contained in SECTION 1 hereof. Such Conversion


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Costs will be paid by wire transfer within five (5) business days after notice of termination is given pursuant to SECTION 9.4 of the Merger Agreement.

         (b) Within two business days after the Transfer Date, Company shall provide Parent and Purchaser a good faith written estimate of all Conversion Costs. Company shall use its commercially reasonable efforts to mitigate the amount of the Conversion Costs.

         (c) For purposes of this Agreement, the "Opportunity Costs" resulting from the liquidation of Cash Balances and transfer to cash on account at Bank of America shall be, for the period from the Transfer Date to the date of termination described in SECTION 2(a) hereof, the difference between the interest rate that would have been earned on the Cash Balances had they not been liquidated and the interest rate, if lower, that is paid by Bank of America on the proceeds thereof.

         3. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of law thereof.

         4. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement.


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         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                   QUIDEL CORPORATION

                                   By: /s/ Andre de Bruin
                                       -----------------------------------------
                                   Name:   Andre de Bruin
                                         ---------------------------------------
                                   Title:  President and Chief Executive Officer
                                          --------------------------------------


                                   METRA BIOSYSTEMS, INC.

                                   By: /s/ George W. Dunbar, Jr.
                                       -----------------------------------------
                                   Name:   George W. Dunbar, Jr.
                                         ---------------------------------------
                                   Title:  President and Chief Executive Officer
                                          --------------------------------------


                                   MBS ACQUISITION CORPORATION

                                   By: /s/ Andre de Bruin
                                       -----------------------------------------
                                   Name:   Andre de Bruin
                                         ---------------------------------------
                                   Title:  President
                                          --------------------------------------


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